Exhibit 3.52

REM COMMUNITY PAYROLL SERVICES, LLC

MEMBER CONTROL AGREEMENT

This MEMBER CONTROL AGREEMENT (the “Agreement”) is made and entered into as of February 11, 2005 by and among NATIONAL MENTOR SERVICES, LLC, a Delaware limited liability company (“Services”), GREGORY TORRES, EDWARD MURPHY, ELIZABETH HOPPER and JOHN GILLESPIE (individually, a “Governor,” and collectively, the “Board of Governors”), and REM COMMUNITY PAYROLL SERVICES, LLC, a Minnesota limited liability company (the “Company”).

RECITALS

A.                                   WHEREAS, the Articles of Organization of the Company were filed on February 11, 2005, in the Office of the Secretary of State for the State of Minnesota;

B.                                     WHEREAS, prior to the date of this Agreement, there has been no written agreement as to the conduct of the business and affairs of the Company;

C.                                     WHEREAS, on the date hereof, Services is the sole member (hereinafter referred to as the “Sole Member”) of the Company;

D.                                    WHEREAS, the Sole Member, the Board of Governors and the Company desire to enter into this Agreement, as permitted by Minnesota Statutes 322B.37; and

E.                                      WHEREAS, in entering into this Agreement, the Company, the Board of Governors and the Sole Member wish to make a full statement of their agreement in respect to the Company in order that, except to the extent this Agreement expressly incorporates by reference provisions of the Act, the Code or the Treasury Regulations (as each is defined below) or is expressly prohibited under the Act, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule.

THEREFORE, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Sole Member, the Board of Governors and the Company agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise expressly provided herein, the following terms used in this Operating Agreement shall have the following meanings:

(a)                                  “Act” shall mean the Minnesota Limited Liability Company Act, as it may be amended from time to time.

(b)                                 “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, manager, member, or general partner of such Person, or (iv) any Person who is an officer, director, manager, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.  For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)                                  “Capital Cash Flow” shall mean the net proceeds received by the Company from Company borrowings and the net proceeds of the sale or other disposition of assets of the Company, in each instance less reasonable reserves required in the sole discretion of the Sole Member.

(d)                                 “Capital Contribution” shall mean any contribution to the capital of the Company by the Sole Member in cash or other property or services rendered, or a promissory note or other obligation to contribute cash or property or to perform services.

(e)                                  “Certificate” shall mean the Articles of Organization filed with the Secretary of State of the State of Minnesota on February 11, 2005 (as the same may be amended or restated from time to time hereafter).

(f)                                    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law.

(g)                                 “Company” shall mean REM Community Payroll Services, LLC, a Minnesota limited liability company.

(h)                                 “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(i)                                     “Governor” shall refer individually to each Person named as a member of the Board of Governors in this Agreement and to any other Person who becomes a Governor as permitted by this Agreement.  “Board of Governors “ shall refer collectively to the Persons named as Governors in this Agreement and to any other natural Persons who become members of the Board of Governors as permitted by this Agreement.

(j)                                     “Operating Cash Flow” shall mean, for purposes of this Agreement and for a given period of time, all cash received by the Company from any source (but excluding net proceeds from borrowings of the Company and the net proceeds from the sale or other disposition of assets of the Company) less cash expended for the debts and expenses of the Company, principal and interest payments on any indebtedness of the Company, capital expenditures and, in each instance, reasonable reserves required in the sole discretion of the Sole Member.

(k)                                  “Person” shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

(l)                                     “Treasury Regulations” shall mean the proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II

FORMATION OF COMPANY

2.1                                 Formation.  The Company was formed on February 11, 2005, in accordance with and pursuant to the Act.  The parties hereto do hereby confirm their intent and agreement that the Company shall be governed by the terms of this Agreement.

2.2                                 Name.  The name of the Company is REM Community Payroll Services, LLC, provided that the Board of Governors may elect to transact business in other names in those jurisdictions where they deem it necessary for purposes of complying with the requirements of local law.

2.3                                 Principal Place of Business.  The principal place of business of the Company shall be 6921 York Avenue South, Edina, Minnesota 55435.  The Company may relocate its principal place of business to any other place or places as the Board of Governors may from time to time deem advisable.  Additional offices may be maintained and acts done at any other place appropriate for accomplishing the purposes of the Company, all as determined by the Board of Governors.

2.4                                 Registered Office and Registered Agent.  The Company’s registered office shall be at the office of its registered agent at 405 Second Avenue South, Minneapolis, Minnesota 55401, and the name of its initial registered agent at such address shall be CT Corporation Inc.  The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Minnesota Secretary of State pursuant to the Act.

2.5                                 Term.  The term of the Company shall be perpetual.

ARTICLE III

BUSINESS OF COMPANY

The Company has been formed, and its purposes are, either directly or indirectly through one or more Affiliates or other Entities, to provide human and health services.  The Company shall have the power to do all acts and things necessary or useful in connection with the foregoing.  The Company shall be disregarded as a separate entity for federal, and where permitted, state income tax purposes.  Accordingly, for the time period for which the Company has the Sole Member as its sole member, all assets, liabilities, and items of income, deduction and credit of the Company shall be treated as assets, liabilities, and such items (as the case may be) of the Sole Member.

ARTICLE IV

RIGHTS AND DUTIES OF THE BOARD OF GOVERNORS

4.1                                 Management.

(a)                                  All management of the Company shall be vested in the Board of Governors.  The Board of Governors shall take action by the affirmative vote of a majority of the members of the Board of Governors present at a duly held meeting.  Any action may be taken by written action signed by the number of members of the Board of Governors that would be required to take the same action at a meeting of the Board of Governors at which all members of the Board of Governors were present.  The written action is effective when signed by the required number of members of the Board of Governors, unless a different time is provided in the written action.  Authority ordinarily allocated to the members of a Minnesota limited liability company under the Act is hereby allocated to the Board of Governors of the Company except as follows: (1) the Sole Member shall have the right at any time and from time to time, with or without cause, to terminate and/or replace any member of the Board of Governors and/or add new members of the Board of Governors, all in its sole discretion and without review or approval of any kind of any of the members of the Board of Governors; (2) the Sole Member may also terminate all the members of the Board Governors, and in such event the Sole Member shall exercise all the duties of the Board of Governors; and (3) the Sole Member may also take any action otherwise with the authority of the Board of Governors hereunder (and any action so taken shall be an action of the Sole Member in its capacity as a member pursuant to Section 322B.606, Subd. 2 of the Act).

(b)                                 Each member of the Board of Governors, acting alone, has the power to bind the Company, provided that he or she is acting with the requisite approval required hereunder.  No person dealing with the Company shall have any obligation to inquire into the power or authority of any member of the Board of Governors acting on behalf of the Company.

(c)                                  The Board of Governors hereby appoint the following agents of the Company:

Chief Executive Officer, President and Chief Manager	Edward Murphy
Executive Vice President	John Gillespie
Executive Vice President	Elizabeth Hopper
Senior Vice President	Juliette Fay
Senior Vice President	John Green
Senior Vice President	Denis Holler
Senior Vice President	Hugh R. Jones, III
Senior Vice President	Robert Longo
Senior Vice President	Bruce Nardella
Senior Vice President	Dave Petersen
Vice President	Christina Pak
Assistant Vice President of Real Estate Services	James Hokanson
Chief Operating Officer and Secretary	Elizabeth Hopper
Assistant Secretary	Denis Holler
Assistant Secretary	Christina Pak
Chief Financial Officer and Treasurer	John Gillespie
Assistant Treasurer	John Green

Such agents and/or other agents of the Company may be terminated and/or appointed at any time by the Board of Governors, and the Board of Governors may specify and change the duties delegated to any such agents from time to time.  Agents so appointed may be referred to as officers of the Company and vice-versa.  No such delegation by the Board of Governors shall cause any member of the Board of Governors to cease to be a Governor of the Company within the meaning of the Act or this Agreement, or restrict the ability of the Board of Governors to exercise the powers so delegated.

(d)                                 Any document or instrument in writing executed on behalf of the Company by any Governor or by any agent of the Company shall be deemed to have been approved by the Board of Governors and shall be binding upon and enforceable against the Company.

(e)                                  Any Person dealing with the Company or any member of the Board of Governors may rely on a certificate signed by any Governor:

(i)                                     as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by a Governor or are in any other manner germane to the affairs of the Company;

(ii)                                  as to who is authorized to execute and deliver any instrument or document on behalf of the Company, and as to whether any approval, consent or other action is necessary under this Agreement and/or as to whether any such action or consent has been obtained;

(iii)                               as to the authenticity of any copy of the Certificate, and as to the status of this Agreement and amendments hereto; or

(iv)                              as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Board of Governors or the Sole Member.

4.2                                 Compensation of the Board of Governors and Sole Member.  Members of the Board of Governors shall be entitled to reimbursement from the Company for all reasonable and verifiable out-of-pocket third-party expenses incurred by the Board of Governors in managing and conducting the business and affairs of the Company.  Except as may be expressly provided for herein, or as may be hereafter approved by the Board of Governors in the reasonable exercise of their discretion, no payment shall be made by the Company to the Sole Member for the Sole Member’s services to the Company.

4.3                                 Contracts with Affiliated Persons.  The Company may enter into one or more agreements, leases, loans or other arrangements for the furnishing to or by the Company of funds, goods, services or space with any Affiliate of the Sole Member, Governor or agent of the Company, provided the Board of Governors approve such agreement or arrangement in the reasonable exercise of their discretion.

4.4                                 Other Business of the Sole Member, Board of Governors and Agents.  The Board of Governors, Sole Member and agents of the Company, and their respective Affiliates, may engage independently or with others in other business ventures of every nature and description, whether or not competitive with any aspect of the business of the Company.  Neither the Company, nor the Sole Member, Governor or any agent of the Company, shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom.

4.5.                              Limitation of Liability.  Members of the Board of Governors’ and the Company’s agents’ personal liability is hereby eliminated to the fullest extent permitted by the Act.

4.6                                 Indemnification.  The Company shall indemnify its agents and members of the Board of Governors for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Minnesota Statutes, Section 322B.699, as amended from time to time, or as required or permitted by other provisions of law.

4.7                                 Insurance.  The Company may purchase and maintain insurance on behalf of any Person in such Person’s official capacity against any liability asserted against and incurred by such Person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the Person against the liability.

ARTICLE V

RIGHTS AND OBLIGATIONS OF SOLE MEMBER

5.1                                 Limitation of Liability.  The Sole Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.

ARTICLE VI

CONTRIBUTIONS AND DISTRIBUTIONS.

6.1                                 Sole Member’s Capital in the Company.

(a)                                  The Sole Member shall contribute to the Company as its Capital Contribution the amount determined by the Sole Member in its sole discretion to be necessary or convenient for carrying on the business and activities of the Company.  No interest shall accrue on any Capital Contribution, and the Sole Member shall not have the right to withdraw or be repaid any Capital Contribution except as specifically provided in Section 6.2 and Section 9.2 of this Agreement.  Notwithstanding the foregoing, the Sole Member shall not be required to make any Capital Contribution.

(b)                                 Anything in this Agreement to the contrary notwithstanding, the Sole Member shall not have any personal liability for liabilities or obligations of the Company, except to the extent of its Capital Contributions made to the Company as aforesaid, and the Sole Member shall not be required to make any further or additional Capital Contributions to the Company or to lend or advance funds to the Company for any purpose.

(c)                                  Any Capital Contribution by the Sole Member to the capital of the Company is solely and exclusively for the benefit of the Company and is not intended to confer rights on any third party.

6.2                                 Distributions of Operating and Capital Cash Flow.

(a)                                  Subject to Section 6.2(c) below, distributions of Operating Cash Flow shall be made at such time or times as the Board of Governors shall determine.

(b)                                 Subject to Section 6.2(c) below, distributions of Capital Cash Flow shall be made at such time or times as the Board of Governors shall determine.

(c)                                  No distribution shall be made unless permitted under the Act and any other applicable law.

ARTICLE VII

TRANSFERABILITY

(a)                                  The Sole Member’s interest in the Company shall be transferable in whole or in part (other than to creditors as provided below) without consent of any other Person, and the assignee shall be admitted as the Sole Member with all the rights of the Sole Member who assigned its interest.  However, no part of the interest of the Sole Member shall be subject to the claims of any creditor or to legal process.  No transfer (whether voluntary or involuntary) shall effect a dissolution of the Company.  The Sole Member shall be permitted to withdraw from the Company at any time.

(b)                                 No member of the Board of Governors shall have the right to sell, assign, transfer, pledge or otherwise encumber its rights or obligations under this Agreement.  Any member of the Board of Governors shall, however, be permitted to resign from the Board of Governors at any time.  Successor or additional Governors may be appointed by the Sole Member at any time and from time to time.

ARTICLE VIII

ADDITIONAL MEMBERS

The Sole Member shall have the sole discretion whether to admit additional members to the Company and on what terms.

ARTICLE IX

MISCELLANEOUS PROVISIONS

10.1                           Books of Account and Records.  Proper and complete records and books of account shall be kept or shall be caused to be kept by the Board of Governors or such representatives as they may appoint in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company and as required by the Act.  The books and records shall at all times be maintained at the principal executive office of the Company.

10.2                           Application of Minnesota Law.  This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Minnesota, and specifically the Act.

10.3                           Amendments.  Only the Sole Member may amend this Agreement.

10.4                           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.5                           Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

10.6                           Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or of the Sole Member or by any other Person.

10.7                           Counterparts.  This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(Signatures on Following Page)

IN WITNESS WHEREOF, the undersigned have signed and sworn to this Agreement as of the date first above written.

BOARD OF GOVERNORS:	COMPANY:

REM COMMUNITY PAYROLL SERVICES, LLC
/s/ Gregory Torres
Gregory Torres
	By:	/s/ Gregory Torres
/s/ Edward Murphy		Gregory Torres, Governor
Edward Murphy

/s/ Elizabeth Hopper	By:	/s/ Edward Murphy
Elizabeth Hopper		Edward Murphy, Governor

/s/ John Gillespie
John Gillespie	By:	/s/ Elizabeth Hopper
Elizabeth Hopper, Governor

	By:	/s/ John Gillespie
John Gillespie, Governor

SOLE MEMBER:

NATIONAL MENTOR SERVICES, LLC

	By:	/s/ Christina Pak
Name: Christina Pak
Title: Vice President